Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, THIRD QUARTER
NOVEMBER 4, 2009 @ 11:00 AM ET

John:

Thank you and good morning.  We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss third quarter results.  Joining me today is Stephen Lebovitz, President and Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website.  This call will also be available for replay on the Internet through a link on our website at cblproperties.com.  This conference call is the property of CBL & Associates Properties, Inc.  Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G.  A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

John:

Thank you, Katie.

We appreciate everyone joining us today to discuss recent events and third quarter results.  Earlier in the year we outlined a plan to access equity sources and collaborate with our lending group to address our upcoming maturities.  Although there is still work to do, we have made landmark progress in successfully achieving these goals.  We recently closed extensions on both of our major credit facilities totaling nearly $1.1 billion, including our $525 million and $560 million credit facilities.  We retained 100% lending capacity on both facilities, which is a major accomplishment in the current environment and a positive indication of the confidence our lending relationships continue to provide.

Given our current stock price, our FFO multiple and implied cap rate is well below our historic average and the current peer average.  We continue to explore a number of opportunities to raise additional equity through joint ventures, dispositions and other means, which we believe will better recognize the embedded value in the CBL portfolio.  There is strong interest from several different sources to joint venture a portfolio of our malls including attention from foreign equity and pension funds.  As the year continues, the level of interest has increased and the conversations are becoming more positive; however, we are still in preliminary discussions and feel there is no pressure to complete a joint venture unless it makes good economic sense.  We are in the process of selling our interest in Plaza Macaé in Macaé, Brazil so we can bring the funds back to the US.  In mid-October we entered into a purchase and sale agreement to sell our interest in the mall for $24.2 million to a third party.  Subject to due diligence and customary closing conditions, we anticipate closing this transaction in the fourth quarter.  As part of this transaction we have recorded a $1.1 million non-cash impairment charge in our results this quarter.

FINANCIAL REVIEW:
As we indicated last quarter, we anticipated experiencing the continued effects of occupancy and rent pressures through the second half of this year, which was evident in the decline in same center NOI for the quarter.  However, we are seeing relative NOI stability year-to-date in the mall portfolio as well as improvements in occupancy and stable overall base rents.

Gross FFO was down approximately 1.5% for the quarter and nine months, as compared with the prior year periods.  FFO per share for the third quarter was $0.50 per share compared with $0.78 per share in the prior year period.  FFO in the quarter was diluted by $0.26 per share as a result of the 66.6 million shares issued in the June offering.  FFO for the nine months was $1.87 compared with $2.30 for the prior year period.  FFO for the nine months was diluted $0.40 per share as a result of the 66.6 million shares issued in the June offering.  FFO was also reduced by a $1.1 million impairment charge related to the pending sale of our interest in Plaza Macaé.  FFO in the prior year period benefited from $8.0 million of fee income received from affiliates of Centro, which was partially offset by $5.7 million of marketable securities write-down.  Other highlights include:

•
Minimum and percentage rents declined approximately $7.5 million for the quarter and $17.5 million for the year from the prior year periods.  Approximately $2.5 million of the decline in the quarter and $5.5 million of the decline for the year was related to lower lease termination fee income.  The remainder of the decline was a result of lower occupancy and rent pressure, partially offset by a $2.0 million increase in straight line rent for the quarter and nine months.

•	Bad debt expense in the third quarter and nine months 2009 was approximately $810,000 and $4.6 million, compared with $1.7 million and $5.6 million, respectively, for the prior year periods.
•
Gains on outparcel sales were $0.01 per share in the third quarter compared with $0.05 per share in the prior year period.  Gains on outparcel sales were $0.02 per share for the first nine months of 2009, compared with $0.12 per share in the prior year period.

Excluding lease termination fees, same-center NOI in the mall portfolio declined 1.8% for the quarter and 30 basis points for the nine months as compared with the prior year periods.  Same-center NOI for the total portfolio, excluding lease termination fees, declined 2.2% for the quarter and declined 90 basis points for the nine months as compared with the prior year periods.  Same center NOI was negatively impacted by the year-over-year declines in occupancy, rent pressure as well as lower specialty leasing and sponsorship income. Other highlights of the quarter included:

•
Our cost recovery ratio for the third quarter was 99%, compared with 97%, in the prior-year period.  For the nine months ended September 30, 2009 our cost recovery ratio was 100% compared with 96% in the prior year period.  While tenant reimbursements have declined from prior year levels due to lower occupancy, the cost recovery ratio year-to-date has been positively impacted by the expense reductions and approximately $1 million of lower bad debt expense.

•
G&A represented approximately 3.4% of total revenues in the third quarter, flat from the prior year period.  G&A expense represented approximately 3.9% of total revenues for the nine months ended September 30, 2009 compared with 4.0% of total revenues in the prior year period.

•
Debt-to-total market capitalization ratio was 74.6% as of the end of September compared with 71.2% as of the end of the prior year period.    The increase in our debt-to-market cap is primarily a result of the 52% decline in our stock price from September 30, 2008.  We have significantly reduced debt levels using the proceeds raised in the June equity offering.

•
Variable rate debt was 16% of the total market capitalization as of the end of September 2009 versus 18% as of the end of the prior year period.  As of September 30, variable rate debt represented 22% of CBL’s share of consolidated and unconsolidated debt compared with 25.2% in the prior year period.

•	Our EBITDA to interest coverage ratio was 2.3 times as of September 30, 2009 flat compared with the prior year period.

GUIDANCE:
We are maintaining FFO guidance for 2009 in the range of $2.28 to $2.39 per share.  Major assumptions in our guidance include outparcel sales of $6.0 million to $9.0 million, the estimated impact on interest expense as a result of closing both the credit facilities at higher LIBOR spreads and NOI growth of negative 1.5% to 3.5%.  We anticipate coming in closer to the negative 1.5% same store NOI growth.  We are finishing our budgeting process for 2010 and anticipate providing guidance when we report fourth quarter earnings.  Now I will turn the call over to Stephen for an update on operations during the quarter.

Stephen:

Thank you, John.

I will be walking everyone through this quarter’s operating highlights and then we will open it up for questions.  We continue to see the benefits of our dominant mall strategy come through in our portfolio occupancy and sales metrics.  Our properties still provide one of the peer group’s lowest occupancy costs, which is attractive to retailers looking to renew profitable stores and for opportunistic expansion.

LEASING AND OCCUPANCY:
The volume of leasing completed in the operating portfolio in the third quarter was approximately 1.25 million square feet of new and renewal leases including 500,000 square feet of new leases and 750,000 square feet of renewals.  We also completed 90,000 square feet of leases in our development projects.  To date, we have completed nearly 90% of our 2009 renewals with non-renewals trending slightly lower than 2008.

For stabilized mall leasing in the third quarter, on a same space basis, rental rates were signed at an average decrease of 13.0% from the prior gross rent per square foot.  We are continuing to experience pressure on rental rates and anticipate this will continue until we see improvements in sales trends.  We are generally signing the tougher deals for a shorter lease term, which affords us the opportunity to regain market rents when sales trends improve. This quarter certain categories, including jewelry, shoes and sit-down restaurants, disproportionately impacted spreads.  Together the negative deals in these categories accounted for roughly one-third of the decline in average rent spreads for stabilized malls.  While these rent levels were lower than we would have liked, we are building in upside potential through higher percentage rent rates and lower breakpoints.

Stabilized mall occupancy was up 120 basis points sequentially to 90.3% and declined 180 basis points from 92.1% at the end of the prior year period.  Total portfolio occupancy increased 120 basis points sequentially to 89.2%and declined 300 basis points from the prior year.  We are still anticipating year-end occupancy to come in roughly 200 basis points lower than the prior year for the stabilized mall portfolio.  The year-over-year decline in occupancy was primarily a result of the closure of junior boxes in the associated and community center portfolios.  Of the roughly 50 junior box locations that vacated as a result of the 2008 bankruptcies and store closures, we have 28 executed leases or LOIs totaling nearly 800,000 square feet or more than 35% of the available square footage.   The new leases represent 25 retailers, so we have been able to attract interest from a broad range of users for these locations.

Several analysts’ reports last night commented that tenant allowances increased in the quarter compared with the prior year period and that this increase enabled us to "buy" our sequential increase in occupancy.  This is simply not the case.  We report tenant allowances as funded, not as the leases are signed.  The tenant allowances paid this quarter do not correlate with the leases signed in the quarter.  In fact, some of the allowances paid are for leases signed over a year ago. While tenant allowances did increase in the third quarter, this increase is consistent with what we have experienced in past years.  Year-to-date tenant allowances are flat with 2008 levels and about $13 million lower than 2007 levels.   On a per square foot basis, tenant allowances for leases executed in the quarter are actually less than 2008 levels.

RETAIL SALES:
Same-store sales trends improved throughout the quarter. September sales have shown the most progress, declining less than 2%.  For the twelve months ended September 30, 2009 sales for reporting tenants 10,000 square feet or less in stabilized malls declined 6.6% to $317 per square foot.  While sales continue to decline, our portfolio decreases are less than those of most of our peers.  Recent trends have been encouraging and are expected to continue with the second half of 2009 performing better than the first half.  However, we anticipate that the holiday sales season will reflect the significantly reduced inventory levels and heavy discounting that we are seeing from retailers.  It will be challenging for volume to increase enough to reach prior year sales levels.

BANKRUPTCY UPDATE:
While it is difficult to predict the level of bankruptcy we will experience going forward we have been encouraged by the number of retailers reporting improving margins.  During the quarter we experienced limited new bankruptcy activity with filings from two national retailers, Finley, which operates Carlyle and Bailey Banks & Biddle Jewelers, and JDH Enterprises which operates Lim’s and Basix.  Together they have 15 locations totaling 41,000 square feet and $1.4 million in annual gross rents. To-date our lost annual gross rent from store closures is running less than one percent of annual revenues.

DEVELOPMENT:
On October 11th we celebrated the grand opening of The Promenade in D’Iberville, MS, part of the Gulfport/Biloxi trade area.  The center opened more than 96% leased and committed for the first phase with Target, Marshall’s, ULTA, and Dick’s Sporting Goods opening to huge crowds.  All of the stores have been trending well above their plan.  We understand that of the 26 stores Target opened that week, the store at The Promenade was number one.

Just a few days ago we opened the first phase of Settlers Ridge in Pittsburgh, PA more than 94% leased and committed.  Cinemark Theater, PF Chang’s, and REI, as well as a number of specialty stores have opened to a very strong reception from the market.  In just a few days the 150,000-square-foot Giant Eagle Market District will celebrate its grand opening and later this month LA Fitness will open to the public.

These new developments have garnered a very strong response from the retail community and we are pleased to open both with leased and committed rates in the mid-nineties.  The positive reception of the projects is indicative of the successful positioning of the centers in their respective markets.

In December, Hollywood Theater will celebrate their grand opening at The Pavilion at Port Orange in Port Orange, FL.  The remainder of the center will open in spring 2010.  That project is also well leased and committed, currently at over 92%.

CONCLUSION:
We are seeing relative consistency in our quarterly results with the sequential increase in occupancy and year over year stability in base rents.  We anticipated that the second half of the year would mathematically be more difficult due to the cumulative effect of the negative leasing spreads and lower occupancy.  We are experiencing encouraging sales momentum.  However, until a sustained positive sales trend emerges, there will continue to be pressure on rents.  We expect some of that pressure to be mitigated going forward as retailers begin to take occupancy in the re-leased junior boxes and small shops as well as contributions from the recently opened developments.  While there is no question that the operating environment is difficult, our results are demonstrating the benefits of our market dominant strategy notwithstanding these challenges.

Thank you for joining us today and we will now answer any questions you may have.